BlackRock Global SmallCap Fund, Inc.

FILE #811-07171

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
07/20/2007	Kroton Educational	10,675,000	177,700	Mogan Stanley, HSBC, Merrill Lynch & Co
07/24/2007	BladeLogic Inc.	5,000,000	8,100	Morgan Stanley & Co. Incorporated; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Citigroup Global Markets Inc.; Wachovia Capital Markets, LLC; Cowen and Company, LLC
07/26/2007	Lululemon Athletica Inc.	18,200,000	34,400

Goldman, Sachs & Co.; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Credit Suisse Securities (USA) LLC; UBS Securities LLC; William Blair & Company, L.L.C.; CIBC World Markets Corp.; Wachovia Capital Markets, LLC; Thomas Weisel Partners LLC

10/17/2007	Maytas Infra Limited	8,850,000.00	7,082	DSP Merrill Lynch Limited, JM Financial Consultants Private Limited, Kotak Mahindra Capital Company Limited, Morgan Stanley India Company Private Limited
11/09/2007	China Nepstar Chain Drugstores Inc.	41,250,000	28,400	Goldman Sachs (Asia) L.L.C., Merrill Lynch & Co., CLSA Asia-Pacific Markets
12/11/2007	XINYUAN REAL ESTATE CO. LTD.	17,500,000	313,900	Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Allen & Company LLC
12/12/2007	VANCEINFO TECHNOLOGIES INC.	7,650,000	314,300	Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Jefferies & Company, Inc., Susquehanna Financial Group, LLLP